EXHIBIT 99.1

Contact:

Michael G. McAuley

Senior Vice President, Chief Financial Officer and Treasurer

(412) 429-2472

mmcauley@ampcopgh.com

FOR IMMEDIATE RELEASE

CARNEGIE, PA

July 9, 2024

Ampco-Pittsburgh Subsidiaries Announce Commercial Contract Wins and Strong Growth in Sales Order Backlog

Carnegie, PA, July 9, 2024 – Ampco-Pittsburgh Corporation (NYSE: AP) today announced that its wholly-owned subsidiary, Union Electric Steel Corporation (“Union Electric Steel”), a leader in the manufacture of Forge and Cast rolls for the steel and aluminum industries, has been selected to supply the initial provisioning (mill fill) of rolls for two new rolling mill projects under construction.

The roll contracts for these new mills are:

1.
A new cold mill for Ternium Mexico S.A. de C.V. – Pesqueria, a major North American steel producer, with roll deliveries expected to begin in the first half of 2025 valued at approximately $6.7 million; and

2.
A new plant being built in Scandinavia by a major European OEM mill builder requiring rolls to be delivered in the first half of 2025 valued at approximately $5.0 million.

In addition, the Corporation has updated its sales order backlog and expects to report that its Air and Liquid Processing segment achieved a record level of new orders in the quarter ended June 30, 2024. Order activity surged more than 50% versus the quarter ended March 31, 2024, to achieve the highest quarterly order intake in the segment’s history.

Commenting on these developments, Brett McBrayer, Ampco-Pittsburgh’s Chief Executive Officer, said, “The roll contract wins underscore Union Electric’s commitment to providing high quality rolls to the global steel and aluminum markets, while solidifying our position as a key player in these markets. In Air and Liquid Processing, we saw strong order activity in multiple markets including both the Pharmaceutical and U.S. Military markets. The investments we have made to strengthen our sales force and increase our manufacturing capacity have allowed us to substantially increase our presence in the markets we serve.”

The Corporation expects total backlog for the quarter ended June 30, 2024, to be in the range of $360 to $365 million, which represents sequential growth of 3.2% to 4.6% compared to the quarter ended March 31, 2024.

About Ampco-Pittsburgh Corporation

Ampco-Pittsburgh Corporation manufactures and sells highly engineered, high-performance specialty metal products and customized equipment utilized by industry throughout the world. Through its operating subsidiary, Union Electric Steel Corporation, it is a leading producer of forged and cast rolls for the global steel and aluminum industries. It also manufactures open-die forged products that are sold principally to customers in the steel distribution market, oil and gas industry, and the aluminum and plastic extrusion industries. The Corporation is also a producer of air and liquid processing equipment, primarily custom-engineered finned tube heat exchange coils, large custom air handling systems and centrifugal pumps. It operates manufacturing facilities in the United States, England, Sweden, and Slovenia and participates in three operating joint ventures located in China. It has sales offices in North America, Asia, Europe, and the Middle East. Corporate headquarters is located in Carnegie, Pennsylvania.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on behalf of the Corporation. This press release may include, but is not limited to, statements about operating performance, trends and events that the Corporation may expect or anticipate will occur in the future, statements about sales and production levels, restructurings, the impact from pandemics and geopolitical conflicts, profitability and anticipated expenses, inflation, the global supply chain, future proceeds from the exercise of outstanding warrants, and cash outflows. All statements in this document other than statements of historical fact are statements that are, or could be, deemed “forward-looking statements” within the meaning of the Act and words such as “may,” “will,” “intend,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “target,” “goal,” “forecast” and other terms of similar meaning that indicate future events and trends are also generally intended to identify forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made, are not guarantees of future performance or expectations, and involve risks and uncertainties. For the Corporation, these risks and uncertainties include, but are not limited to: economic downturns, cyclical demand for our products and insufficient demand for our products; excess global capacity in the steel industry; limitations in availability of capital to fund our strategic plan; inability to maintain adequate liquidity to meet our operating cash flow requirements, repay maturing debt and meet other financial obligations; fluctuations in the value of the U.S. dollar relative to other currencies; increases in commodity prices or insufficient hedging against increases in commodity prices, reductions in electricity and natural gas supply or shortages of key production materials for us or our customers; inability to obtain necessary capital or financing on satisfactory terms to acquire capital expenditures that may be necessary to support our growth strategy;inoperability of certain equipment on which we rely; inability to execute our capital expenditure plan; liability of our subsidiaries for claims alleging personal injury from exposure to asbestos-containing components historically used in certain products of our subsidiaries; changes in the existing regulatory environment; inability to successfully restructure our operations and/or invest in operations that will yield the best long-term value to our shareholders; consequences of pandemics and geopolitical conflicts; work stoppage or another industrial action on the part of any of our unions; inability to satisfy the continued listing requirements of the New York Stock Exchange or the NYSE American Exchange; potential attacks on information technology infrastructure and other cyber-based business disruptions; failure to maintain an effective system of internal control; and those discussed more fully elsewhere in Item 1A, Risk Factors, in Part I of the Corporation’s latest Annual Report on Form 10-K and Part II of the latest Quarterly

Report on Form 10-Q. The Corporation cannot guarantee any future results, levels of activity, performance or achievements. In addition, there may be events in the future that it is not able to predict accurately or control which may cause actual results to differ materially from expectations expressed or implied by forward-looking statements. Except as required by applicable law, the Corporation assumes no obligation, and disclaims any obligation, to update forward-looking statements whether as a result of new information, events or otherwise.